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                                                                    Exhibit 99.1

                                                             COMCAST CORPORATION

NEWS RELEASE


Contact:
Ken Mikalauskas, Vice President - Finance
(215) 981-7541

Kelley L. Claypool, Senior Analyst - Investor Relations
(215) 655-8016


             COMCAST COMPLETES ACQUISITION OF CONTROLLING INTEREST
                           IN JONES INTERCABLE, INC.

April 7, 1999

Philadelphia, PA--Comcast Corporation announced today that it has completed the acquisition of a controlling interest in Jones Intercable, Inc. The Company now owns approximately 12.8 million shares of Class A Common Stock and approximately
2.9 million shares of Common Stock of Jones Intercable, representing approximately 37% of the economic and 47% of the voting interest in Jones Intercable. The Company has contributed these shares to its wholly-owned subsidiary, Comcast Cable Communications, Inc. ("Comcast Cable"). The approximately 2.9 million shares of Common Stock represents approximately 57% of the outstanding Common Stock, which class of stock elects 75% of the Board of Directors of Jones Intercable. As a result, Jones Intercable will now be a consolidated public company subsidiary of Comcast Cable.

Investor Relations inquiries for Jones Intercable should now be directed to the contacts at Comcast listed above.

Comcast Corporation (www.comcast.com) is principally engaged in the development, management and operation of broadband cable networks and in the provision of content through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through other programming investments.

Comcast's Class A Special and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.

Jones Intercable (www.jic.com) owns or manages cable operations serving more than 1.0 million customers. Jones Intercable's Class A Common Stock and Common Stock are traded on The Nasdaq Stock Market under the symbols JOINA and JOIN, respectively.